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                     December 15, 2022

       Patrik Frisk
       Chief Executive Officer and President
       Under Armour, Inc.
       1020 Hull St.
       Baltimore, MD 21230

                                                        Re: Under Armour, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 001-33202

       Dear Patrik Frisk:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing